Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER RESULTS

RICHMOND, Va., November 4, 2008 – Tredegar Corporation (NYSE:TG) reported third-quarter net income from continuing operations of $11.1 million (33 cents per share) compared to $6.2 million (16 cents per share) in the third quarter of 2007. Earnings from continuing manufacturing operations in the third quarter were $6.1 million (18 cents per share) versus $9.7 million (25 cents per share) last year. Third-quarter sales from continuing operations decreased to $228.7 million from $234.4 million in 2007. On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.
A summary of results for continuing operations for the three and nine months ended September 30, 2008 and 2007 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Sales	$228.7	$234.4	$691.2	$714.1

Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$11.1	$6.2	$23.7	$27.9
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	-	2.4	3.8	3.1
(Gains) losses from sale of assets and other items	(5.0)	1.1	(5.8)	1.1
Income from continuing manufacturing operations*	$6.1	$9.7	$21.7	$32.1

Diluted earnings per share from continuing operations as reported under GAAP	$.33	$.16	$.69	$.71
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	-	.06	.11	.07
(Gains) losses from sale of assets and other items	(.15)	.03	(.17)	.03
Diluted earnings per share from continuing manufacturing operations*	$.18	$.25	$.63	$.81

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations. Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings from continuing manufacturing operations decreased by 7 cents per share or 28% in the third quarter of 2008 compared with the third quarter of 2007 due primarily to lower profits in our films business. Operating profits in films, which declined by $5.5 million or 34% in the third quarter of 2008 compared with 2007, were hurt by lower volume and a lag in the pass-through of substantially higher resin costs. Competitive pressures, particularly for personal care materials, have had an adverse impact on volume and profits. Cost reduction efforts and currency rate changes were favorable. Approximately half of the decline in operating profit during the quarter was due to net variances caused by resin lag and currency rate changes. Future operating profit levels in films will depend on our ability to deliver product innovations, reduce costs and manage the business under significantly greater global economic uncertainty.”

Mr. Gottwald continued: “Volume for our continuing operations in aluminum extrusions declined by 11.1% in the third quarter of 2008 compared with the third quarter of last year. Operating profits were flat as the impact of the volume drop was offset by a favorable change of $1 million in insurance costs. Last quarter I indicated that no rebound was in sight for the aluminum extrusions industry in the U.S. The global financial crisis has obviously made prospects worse. We continue to be very focused on reducing costs in light of the decline in volume and market conditions.”

Mr. Gottwald further stated: “On the bright side, we’re extremely fortunate to have a strong balance sheet with cash in excess of debt of $18.1 million at September 30, 2008, an improvement from debt in excess of cash of $33.8 million at December 31, 2007.”

MANUFACTURING OPERATIONS
Film Products

Third-quarter net sales (sales less freight) in Film Products were $131.2 million, down 2.2% from $134.1 million in the third quarter of 2007, while operating profit from ongoing operations decreased 34% to $10.5 million in the third quarter of 2008 from $15.9 million in 2007. Volume was 56.1 million pounds in the third quarter of 2008, down 6.5% from 60.0 million pounds in the third quarter of 2007.

Net sales in Film Products for the first nine months of 2008 were $399.0 million, down slightly from $400.4 million in the first nine months of 2007. Operating profit from ongoing operations was $34.7 million in the first nine months of 2008, down 25.4% from $46.5 million in the first nine months of last year. Volume was 170.8 million pounds in the first nine months of 2008, down 8.0% from 185.7 million pounds in the first nine months of 2007.

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TREDEGAR EARNINGS, page 3

Volume was down in the third quarter and first nine months of 2008 compared with last year due primarily to competitive pressures, particularly for personal care and surface protection materials. Net sales declined compared to last year due to lower volume, partially offset by appreciation of the U.S. dollar value of currencies for operations outside of the U.S. and higher selling prices from the pass-through of higher resin costs.

Operating profit from ongoing operations decreased in the third quarter and first nine months of 2008 versus 2007 due primarily to lower volume and a lag in the pass-through of higher resin costs, partially offset by cost reduction efforts and the benefit from appreciation of the U.S. dollar value of currencies for operations outside of the U.S. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.

Capital expenditures in Film Products were $9.5 million in the first nine months of 2008 compared with $11.7 million in the first nine months of last year, and are projected to be approximately $15 million in 2008. Depreciation expense was $26.3 million in the first nine months of 2008 compared with $25 million in the first nine months of last year, and is projected to be approximately $35 million in 2008.

Aluminum Extrusions

Third-quarter net sales from continuing operations in Aluminum Extrusions were $92.1 million, down 3.2% from $95.1 million in the third quarter of 2007. Operating profit from ongoing U.S. operations was $3.9 million in both the third quarter of 2008 and 2007. Volume from continuing operations decreased to 35.3 million pounds in the third quarter of 2008, down 11.1% from 39.7 million pounds in the third quarter of 2007.

Net sales in Aluminum Extrusions for the first nine months of 2008 were $275.8 million, down 7.5% from $298.3 million in the first nine months of 2007. Operating profit from ongoing U.S. operations was $7.8 million in the first nine months of 2008, down 44% from $13.9 million in the first nine months of last year. Volume was 107.9 million pounds in the first nine months of 2008, down 12.7% from 123.6 million pounds in the first nine months of 2007.

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TREDEGAR EARNINGS, page 4

      The decreases in net sales in the third quarter and first nine months of 2008 compared with last year was mainly due to lower volume, partially offset by higher selling prices from the pass-through of higher average aluminum costs. Shipments declined in most markets. Operating profit from ongoing U.S. operations was flat during the third quarter of 2008 compared with last year as a favorable change of $1 million in insurance costs offset the adverse impact of the decline in volume. Operating profit from ongoing U.S. operations declined during the first nine months of 2008 compared with last year mainly due to lower volume.

Capital expenditures for continuing operations in Aluminum Extrusions were $4.3 million in the first nine months of 2008 compared with $3.5 million in the first nine months of last year, and are projected to be approximately $11 million in 2008. In January 2008, Tredegar announced plans to spend approximately $24 million over the following 18 months to expand the capacity at its plant in Carthage, Tennessee. In the first nine months of 2008, approximately 70% of the sales of aluminum extrusions from operations in the U.S. were related to non-residential construction, and this additional capacity will increase Tredegar’s capabilities in this sector. Depreciation expense was $6.0 million in the first nine months of 2008 compared with $6.3 million in the first nine months of last year, and is projected to be approximately $8.1 million in 2008.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.6 million, with the decline from the amount estimated at February 12, 2008 due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

OTHER ITEMS

Net pension income from continuing operations was $617,000 in the third quarter and $3.7 million in the first nine months of 2008, an unfavorable change of $73,000 and favorable change of $1.6 million (3 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2007. Most of the favorable change in the first nine months of 2008 relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. The company contributed approximately $167,000 to its pension plans for continuing operations in 2007 and expects to contribute a similar amount in 2008. Corporate expenses, net for the first nine months of 2008 compared with last year also declined due to lower costs for certain performance-based compensation programs.

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TREDEGAR EARNINGS, page 5

At September 30, 2008, the fair value of the assets of Tredegar’s pension plans was estimated at $235 million, down from $284 million at December 31, 2007. The significant decline was mainly due to the drop in global stock prices and benefit payments to retirees of approximately $2.4 million per quarter. The projected benefit obligation at December 31, 2008 is approximately $202 million at a discount rate of 6.75% and $197 million at a discount rate of 7.0%. Subsequent to September 30, 2008, global stock prices continued to decline which likely resulted in a decline in the value of Tredegar’s pension assets below the projected pension obligation. Based on global stock market valuations in October 2008, the minimum required contribution to Tredegar’s pension plans in 2009 is estimated at $5 to $10 million and the corresponding decline in net pension income in 2009 compared with 2008 is estimated at $500,000 to $2 million. The actual contribution required for 2009 and the pension income or expense for 2009 will be based on pension asset and liability valuation information as of December 31, 2008.

Interest expense declined slightly in the third quarter and first nine months of 2008 compared with last year as higher average debt levels were offset by lower average interest rates.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 43.6% in the third quarter of 2008 compared with 42.8% in the third quarter of 2007, and 39.3% in the first nine months of 2008 compared with 37.6% in the first nine months of 2007. The increase in the effective tax rate for continuing manufacturing operations for 2008 versus 2007, which had no significant unfavorable impact during the third quarter and an adverse impact of 2 cents per share in the first nine months of 2008, was mainly due to higher effective tax rates for operations outside of the U.S., lower income tax benefits expected for the Domestic Production Activities Deduction and expiration at December 31, 2007 of the research & development tax credit.

Overall results for continuing operations for the quarter include special items. After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were after-tax net gains of 15 cents per share in the third quarter of 2008 and after-tax net losses of 9 cents per share in the third quarter of 2007. After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were after-tax net gains of 6 cents per share and after-tax net losses of 10 cents per share in the first nine months of 2008 and 2007, respectively. Further details regarding these items are provided in the financial tables included with this press release.

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TREDEGAR EARNINGS, page 6

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $17.2 million at September 30, 2008, compared with $23.0 million at December 31, 2007. This investment has a carrying value in Tredegar’s balance sheet of $10 million, which represents the amount invested on April 2, 2007.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Cash in excess of debt was $18.1 million at September 30, 2008, compared with debt in excess of cash of $33.8 million at December 31, 2007. Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $93.4 million in the twelve months ended September 30, 2008, down from $107.9 million in the year ended December 31, 2007. Cash in excess of debt, net debt and adjusted EBITDA are non-GAAP measures. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of Tredegar’s 2007 Annual Report on Form 10-K filed with the SEC.

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TREDEGAR EARNINGS, page 7

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007

Sales	$228,709	$234,352	$691,197	$714,121
Other income (expense), net (e)	7,709	(1,986)	8,929	(1,533)
	236,418	232,366	700,126	712,588

Cost of goods sold (a)	195,438	192,864	585,926	590,113
Freight	5,450	5,191	16,348	15,456
Selling, R&D and general expenses	16,629	18,771	52,737	55,720
Amortization of intangibles	30	37	93	112
Interest expense	483	628	1,921	2,009
Asset impairments and costs associated with exit and disposal activities (a)	-	1,713	5,159	2,571
	218,030	219,204	662,184	665,981

Income from continuing operations before income taxes	18,388	13,162	37,942	46,607
Income taxes (e)	7,310	6,967	14,214	18,713
Income from continuing operations	11,078	6,195	23,728	27,894
Income (loss) from discontinued operations (b)	-	(24,571)	(930)	(26,002)

Net income (loss) (a) (c)	$11,078	$(18,376)	$22,798	$1,892

Earnings (loss) per share:
Basic:
Continuing operations	$.33	$.16	$.70	$.71
Discontinued operations	-	(.63)	(.03)	(.66)
Net income (loss)	$.33	$(.47)	$.67	$.05
Diluted:
Continuing operations	$.33	$.16	$.69	$.71
Discontinued operations	-	(.63)	(.03)	(.66)
Net income (loss)	$.33	$(.47)	$.66	$.05

Shares used to compute earnings (loss) per share:
Basic	33,672	38,985	34,042	39,219
Diluted	33,903	39,119	34,262	39,396

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TREDEGAR EARNINGS, page 9

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net Sales
Film Products	$131,187	$134,064	$399,030	$400,385
Aluminum Extrusions	92,072	95,097	275,819	298,280
Total net sales	223,259	229,161	674,849	698,665
Add back freight	5,450	5,191	16,348	15,456
Sales as shown in the Consolidated Statements of Income	$228,709	$234,352	$691,197	$714,121

Operating Profit
Film Products:
Ongoing operations	10,454	15,926	34,719	46,508
Plant shutdowns, asset impairments and restructurings (a)	-	-	(4,649)	(393)

Aluminum Extrusions (b):
Ongoing operations	3,861	3,897	7,809	13,875
Plant shutdowns, asset impairments and restructurings (a)	-	(535)	(615)	(634)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	1,499	-	1,499	-
Plant shutdowns, asset impairments and restructurings (a)	-	(1,220)	-	(1,586)
Total	15,814	18,068	38,763	57,770
Interest income	209	289	655	960
Interest expense	483	628	1,921	2,009
Gain on the sale of corporate assets (e)	1,001	-	1,001	-
Gain from write-up of an investment accounted for under the fair value method (e)	5,000	-	5,000	-
Loss from write-down of an investment (e)	-	2,095	-	2,095
Stock option-based compensation costs	178	236	516	701
Corporate expenses, net	2,975	2,236	5,040	7,318
Income before income taxes	18,388	13,162	37,942	46,607
Income taxes (e)	7,310	6,967	14,214	18,713
Income from continuing operations	11,078	6,195	23,728	27,894
Income (loss) from discontinued operations (b)	-	(24,571)	(930)	(26,002)
Net income (loss) (a) (c)	$11,078	$(18,376)	$22,798	$1,892

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TREDEGAR EARNINGS, page 10

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
Assets

Cash & cash equivalents	$46,624	$48,217
Accounts & notes receivable, net	114,523	97,064
Income taxes recoverable	14,001	323
Inventories	34,823	48,666
Deferred income taxes	8,704	9,172
Prepaid expenses & other	5,193	4,077
Current assets of discontinued operation (b)	-	37,750
Total current assets	223,868	245,269

Property, plant & equipment, net	249,914	269,083
Other assets	126,303	116,759
Goodwill & other intangibles	135,321	135,907
Noncurrent assets of discontinued operation (b)	-	17,460
Total assets	$735,406	$784,478

Liabilities and Shareholders' Equity

Accounts payable	$76,057	$67,161
Accrued expenses	39,352	33,676
Current portion of long-term debt	540	540
Current liabilities of discontinued operation (b)	-	17,152
Total current liabilities	115,949	118,529

Long-term debt	27,994	81,516
Deferred income taxes	87,320	68,625
Other noncurrent liabilities	15,857	15,662
Noncurrent liabilities of discontinued operation (b)	-	8,818
Shareholders' equity	488,286	491,328

Total liabilities and shareholders' equity	$735,406	$784,478

TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2008	2007
Cash flows from operating activities:
Net income	$22,798	$1,892
Adjustments for noncash items:
Depreciation	32,844	34,440
Amortization of intangibles	93	112
Deferred income taxes	17,515	(6,691)
Accrued pension income and postretirement benefits	(3,354)	(1,297)
Gain on the write-up of an investment accounted for under the fair value method (e)	(5,000)	-
Gain on sale of assets	(2,500)	-
Loss on asset impairments and divestitures	3,337	29,983
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(22,101)	(15,880)
Inventories	16,430	8,868
Income taxes recoverable	(13,544)	6,972
Prepaid expenses and other	(1,600)	886
Accounts payable and accrued expenses	12,120	14,791
Other, net	3,359	314
Net cash provided by operating activities	60,397	74,390
Cash flows from investing activities:
Capital expenditures	(13,849)	(15,919)
Investment in Harbinger ($10 million) and a drug delivery company ($6.5 million) in 2007 and real estate in 2008 and 2007	(2,059)	(22,631)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	23,616	-
Proceeds from the sale of assets and property disposals & reimbursements from customers for purchases of equipment in 2007	3,682	4,093
Net cash provided by (used in) investing activities	11,390	(34,457)
Cash flows from financing activities:
Dividends paid	(4,090)	(4,701)
Debt principal payments	(75,657)	(33,367)
Borrowings	22,000	15,000
Repurchases of Tredegar common stock, including settlement of $3,368 in 2008 and net of settlement payable of $2,307 in 2007	(19,192)	(26,705)
Proceeds from exercise of stock options	4,069	6,470
Net cash used in financing activities	(73,470)	(43,303)
Effect of exchange rate changes on cash	90	1,418
Decrease in cash and cash equivalents	(1,593)	(1,952)
Cash and cash equivalents at beginning of period	48,217	40,898
Cash and cash equivalents at end of period	$46,624	$38,946

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TREDEGAR EARNINGS, page 12
Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2008
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$47.6	$10.4	$58.0
Allocation of corporate overhead	(6.7)	(1.5)	(8.2)
Add back depreciation and amortization from continuing operations	35.4	8.2	43.6
Adjusted EBITDA from continuing operations (f)	$76.3	$17.1	$93.4

Selected balance sheet and other data as of September 30, 2008:
Net debt (cash) (g)	$(18.1)
Shares outstanding	33.9

Notes to the Financial Tables

(a)	There were no plant shutdowns, asset impairments and restructurings in the third quarter of 2008. Plant shutdowns, asset impairments and restructurings in the first nine months of 2008 include:
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•	Pretax charges of $2.5 million for asset impairments in Film Products; and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the third quarter of 2007 include:
•	A pretax charge of $1.2 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	A pretax charge of $493,000 for severance and other employee-related costs in Aluminum Extrusions; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the first nine months of 2007 include:
•	A pretax charge of $1.6 million related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	A pretax charge of $592,000 for severance and other employee-related costs in Aluminum Extrusions;
•	Pretax charges of $338,000 for asset impairments in Film Products;
•	A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia; and
•
A pretax charge of $42,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

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TREDEGAR EARNINGS, page 13

(b)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.6 million, with the decline from the amount estimated at February 12, 2008, due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
(In thousands)	2008	2007	2008	2007

Income (loss) from operations before income taxes	$-	$(2,766)	$(391)	$(5,990)
Income tax cost (benefit) on operations	-	(981)	(98)	(2,091)
	-	(1,785)	(293)	(3,899)
Loss associated with asset impairments and disposal activities	-	(27,612)	(1,337)	(27,612)
Income tax cost (benefit) on asset impairments and costs associated with disposal activities	-	(4,826)	(700)	(5,509)
	-	(22,786)	(637)	(22,103)
Income (loss) from discontinued operations	$-	$(24,571)	$(930)	$(26,002)

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $1.3 million for the third quarter of 2008 and a loss of $12.2 million for the third quarter of 2007. Comprehensive income (loss) was income of $13.1 million for the first nine months of 2008 and income of $17 million for the first nine months of 2007. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders' equity.

(d)
The gain on the sale of the investments in Theken Spine and Therics, LLC of $1.5 million is included in "Other income (expense), net" in the condensed consolidated statements of income. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)
Gain on the sale of corporate assets in 2008 includes a realized gain related to the sale of equity securities ($509,000) and a realized gain on the sale of corporate real estate ($492,000). These gains are included in "Other income (expense), net" in the condensed consolidated statements of income. The unrealized gain from the write-up of an investment accounted for under the fair value method of $5 million in 2008 is included in "Other income (expense), net" in the condensed consolidated statements of income. The write-up was based on the valuation of Tredegar's investment implied from the term sheet of a new round of equity financing for the investee. The loss from the write-down of an investment of $2.1 million in 2007 is included in "Other income (expense), net" in the condensed consolidated statements of income.

Income taxes in the first nine months of 2008 include the reversal of a valuation allowance recognized in the third quarter of 2007 of $1.1 million that originally related to expected limitations on the utilization of assumed capital losses on certain investments. The portion of this 2007 valuation allowance reversed in the third quarter of 2008 was $150,000.

(f)
Adjusted EBITDA for the twelve months ended September 30, 2008, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

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TREDEGAR EARNINGS, page 14

(g)	Net debt is calculated as follows (in millions):

Debt	$28.5
Less: Cash and cash equivalents	(46.6)
Net debt (cash)	$(18.1)

Net debt is not intended to represent total debt or debt defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

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